EXHIBIT 99.1

Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 2 PM PST
Tuesday, July 18, 2006
www.cognigen.com

Cognigen Networks Appoints Richard L. Eberhardt
Senior Vice President for Business Development, Marketing and Operations

Mountlake Terrace, Washington, July 18, 2006 /PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW-news), the Seattle area based Internet-enabled marketer of communications services and certificated telecommunications reseller, today announced the appointment of Richard L. Eberhardt of San Diego, California to serve as senior vice president for business development, marketing and operations.

Since 2003, Mr. Eberhardt has been serving as president and COO of Trans Pacific Telecom of San Diego, a technology provider of Voice over IP services. Mr. Eberhardt joined Cognigen as a consultant in June of this year. From 2001 to 2003, he served as senior vice president for marketing and business development at Acceris Communications, Inc., an interexchange telecommunications carrier also based in San Diego. He was also senior vice president for retail sales and marketing from 1989 to 2001, at World x Change, the predecessor to Acceris. Mr. Eberhardt majored in business administration at California State University-Fullerton.

Christopher Seelbach, chairman of Cognigen’s board of directors commented on the appointment, “Rick Eberhardt brings to our company over twenty five years of executive sales and business development experience. He has led agent and Internet based sales channels that have generated in excess of $150 million of revenue annually. He thoroughly understands the space within which Cognigen operates in the telecommunication industry, and has the vision and hands-on experience to lead the Company into additional opportunities. His experience in broadband communication services will provide the precise leadership Cognigen requires as it embraces new market opportunities with that technology. We enthusiastically view his role relative to our recently announced formation of Cognigen Business Systems, Inc. (“CBSi”). Mr. Eberhardt will also direct marketing and sales for CBSi as it moves forward with its deployment of broadband services to the Quick Service Restaurants/Retail industry.”

Mr. Eberhardt said, “From various positions as a competitor of Cognigen over the past ten years, I gained a great deal of respect for its business integrity and deep admiration for its ability to utilize the Internet so effectively in gathering and fulfilling sales orders. I must admit, I often yearned to recruit among Cognigen’s agent base. I learned first hand that Cognigen agents are extremely loyal, dedicated and productive individuals. I welcome the opportunity Cognigen is providing for me, and I embrace the challenges presented to me.”

Since becoming a public company six years ago, Cognigen has served approximately 860,000 customers worldwide who have purchased telecommunication and personal technology services and products from the Company’s websites. Each of the approximately 135,000 persons, who currently are registered as Cognigen agents, has a website that is replicated from the main www.ld.net site.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://.www.cognigen.net. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells its own proprietary services under the Cogni label as a certificated reseller and carrier, and resells the services of industry leaders such as AccuLinq, Inphonic Cellular, ShopForT1, Convergia, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global, UniTel and Trinsic / Z-Tel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some forty four state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 860,000 customers worldwide.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward-looking statements.

Source:       Cognigen Networks, Inc.

Contact:	Gary L. Cook 6405 218th St. SW, Suite 305 Mountlake Terrace, WA 98043-2180 425-329-2315 voice 425-329-2301 fax Gary@ld.net